Exhibit 10.3

TRANSITION SERVICES AGREEMENT

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

This Transition Services Agreement (this “Agreement”) is entered into as of the Effective Date, by and among:

(1) Unicoin Inc., a Delaware corporation with its principal business address at 300 Delaware Avenue, Suite 210, Wilmington, DE 19801 (“Service Provider” or “Unicoin”);

(2) Unicoin International Inc., a company established under the laws of Panama, Public Deed No. 5065, with its registered agent being the Law Firm of Mata & Pitti, Advanced Tower, 1st Floor, Panama City, Panama (“UII”); and

(3) Engr. Ronald Arizabal Mendoza, an individual citizen of the Philippines, residing at 7 Chestnut Street, St. San Roque Marikina City, Philippines; and his brother, Mr. Arnold Arizabal Mendoza, an individual, citizen of the Philippines, residing at 37 Philip Street, Multinational Village, Paranaque City, Philippines (together, “Buyer”)

Each of the above may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties, together with other affiliated entities, have entered into that certain Master Transaction Agreement (the “Master Agreement”), pursuant to which Unicoin has agreed to transfer to Buyer certain assets and interests associated with the Philippine Real Estate Project and Token IP, as described in Schedule 1 thereto;

WHEREAS, Unicoin and UII are parties to that certain Cost Sharing and Services Agreement dated November 13, 2024 (the “Prior Agreement”), which governed shared services and resource contributions related to the Token IP and related operations;

WHEREAS, in connection with the UII Closing as defined under the Master Agreement, the Parties intend to supersede and terminate the Prior Agreement and enter into this Transition Services Agreement to govern the post-closing services to be provided by Unicoin, including technical assistance from its IT team with respect to the Token IP;

WHEREAS, the Parties further wish to set forth their mutual understanding regarding the scope, timing, and consideration for such post-closing services;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I – SERVICES

1.1. Scope of Services. Unicoin shall provide transition services for a period of ninety (90) days following the Closing (the “Transition Period”). These services shall include, without limitation:

(a) Technical Onboarding and Support: Dedicated technical assistance from Unicoin’s internal IT team (including but not limited to Mr. Stepan Revyakin), in connection with the implementation, activation, configuration, and operational deployment of the Token IP, including knowledge transfer, support documentation, and real-time troubleshooting as required;

(b) Asset Delivery and Integration: Coordinated delivery and onboarding of all documentation, data, and rights associated with the assets described in Schedule 1 to the Master Agreement, including data migration, investor contact records, third-party documentation, and token launch materials;

(c) Transition Coordination: Liaison and coordination with any third-party service providers to ensure continuity and operational alignment following Closing;

(d) Strategic Knowledge Transfer: Provision of strategic context, historical information, and communications protocol necessary for Buyer and/or UII to manage post-closing obligations, including investor messaging and project milestones.

1.2. Standard of Services. Unicoin agrees to perform all services hereunder in a commercially reasonable manner and to cooperate in good faith with Buyer and UII during the Transition Period.

1.3. Termination of Prior Agreement. The Parties acknowledge that UII and Unicoin entered into that certain Cost Sharing and Services Agreement dated November 13, 2024 (the “Prior Agreement”), which governed the allocation of resources, services, and shared infrastructure between them. As of the Effective Date of this Agreement, the Prior Agreement is hereby terminated in full, and shall be of no further force or effect. This Transition Services Agreement supersedes and replaces the Prior Agreement in its entirety with respect to any ongoing or future collaboration. For the avoidance of doubt, no rights, obligations, or liabilities shall survive under the Prior Agreement, except as expressly provided herein or in the Master Transaction Agreement.

ARTICLE II – TOKEN ALLOCATION

2.1. Token Allocation. In exchange for the Transition Services described herein, and subject to the terms and conditions of this Agreement, UII shall, effective as of the UII Closing Date, irrevocably allocate to Unicoin Inc Seventeen Billion Six Hundred Forty-Nine Million Three Hundred Fifty-Six Thousand Four Hundred Sixty-Seven (17,649,356,467) (the “Token Allocation”). The Token Allocation shall be made available to Unicoin Inc. immediately upon UII Closing and shall be delivered by UII in full or in tranches, at Unicoin Inc.’s sole discretion, by means of airdrop to one or more digital wallets designated in writing by Unicoin Inc. For the avoidance of doubt, the Token Allocation is not contingent upon the completion of the Transition Services or the expiration of the 90-day transition period, and Unicoin Inc. shall retain full discretion over the timing, distribution, and recipient designation of such tokens following the Closing. The Token Allocation described herein shall be distributed in accordance with the allocations set forth in Schedule A attached hereto, subject to the instructions of Unicoin Inc.

2.2. Nature of Allocation. The Token Allocation shall constitute non-monetary compensation for post-closing services rendered under this Agreement and shall not form part of the purchase price under the Master Transaction Agreement. It shall not be interpreted as a return on investment, interest, dividend, or any form of security issuance. Unicoin Inc. may, in its sole discretion, direct that some or all of the Token Allocation be airdropped directly to third-party recipients designated by it for purposes including goodwill recognition, marketing, community engagement, or internal distributions.

2.3. Material Inducement. The obligation of Buyer and/or UII to effect the Token Allocation is a material inducement for Unicoin Inc. to enter into both this Agreement and the Master Transaction Agreement and to provide the services described herein. Failure to make the Token Allocation in accordance with this Agreement shall constitute a material breach.

ARTICLE III – TERM AND TERMINATION

3.1. Term. This Agreement shall commence on the UII Closing Date and shall continue for a period of ninety (90) days, unless extended by mutual written agreement.

ARTICLE IV – MISCELLANEOUS

4.1. Governing Law. This Agreement shall be governed by and construed in accordance with the governing law and dispute resolution provisions set forth in the Master Agreement.

4.2. Entire Agreement. This Agreement, together with the Master Agreement, constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written.

4.3. Amendments. No amendment or modification of this Agreement shall be valid unless in writing and signed by all Parties.

4.4. Execution. This Agreement may be executed in counterparts, including by electronic means, each of which shall be deemed an original and all of which together shall constitute one instrument.

4.5. Incorporation of Recitals; Defined Terms. The Recitals set forth above are hereby incorporated into and made part of this Agreement as if fully restated herein. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Master Transaction Agreement. In the event of any conflict between the definitions or interpretations set forth in this Agreement and those in the Master Transaction Agreement, the definitions in the Master Transaction Agreement shall govern.

4.6. “Effective Date” means the date this Agreement is fully executed by all Parties. Notwithstanding the execution and delivery of this Instrument, the legal effectiveness of this Transition Services Agreement shall be expressly conditioned upon the consummation of the UII Closing as defined under the Master Transaction Agreement. If the UII Closing does not occur for any reason, this Agreement shall be deemed null and void and of no legal force or effect, and no Party shall have any rights or obligations hereunder.

IN WITNESS WHEREOF, the Parties have executed this Transition Services Agreement as of the Effective Date.

UNICOIN INC.

By:
Name:	Alex Konanykhin
Title:	CEO

UNICOIN INTERNATIONAL INC. (UII):

By:
Name:	Alexander Konanykhin
Title:	CEO
Email:	[***]

BUYER:

/s/
Engr. Ronald Arizabal Mendoza
Email:	[***]

/s/
Mr. Arnold Arizabal Mendoza
Email:	[***]

SCHEDULE A

UII Token Allocation

(Under the Transition Services Agreement)

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Recipient	UII Token Allocation	Airdrop Coin Schedule	Notes
Engr. Ronald Arizabal Mendoza, and Mr. Arnold Arizabal Mendoza	100,000,000	Upon UII Closing Date	50,000,000 to Ronald Arizabal Mendoza, and 50,000,000 to Arnold Arizabal Mendoza

Engr. Ronald Arizabal Mendoza, and Mr. Arnold Arizabal Mendoza	900,000,000	Upon Philippine Closing Date	450,000,000 to Ronald Arizabal Mendoza, and 450,000,000 to Arnold Arizabal Mendoza

Listing Exchanges/Market Makers	300,000,000	To be determined	Market Makers/Exchanges

Philippine Investors	6,050,643,533	Sep 19, 2025	Allocated under asset swap agreements

[***]	5,100,000,000*	Sep 23, 2025	Allocation to Unicoin (UNCN) Rights Holders

[***]	1,000,000,000*	Sep 8, 2025	Executive/Founder allocation

[***]	500,000,000*	Sep 8, 2025	Executive/Founder allocation

[***]	500,000,000*	Sep 8, 2025	Executive/Founder allocation

[***]	300,000,000*	Sep 8, 2025	Executive allocation

[***]	100,000,000*	Sep 8, 2025	Executive/Advisor allocation

[***]	50,000,000*	Sep 8, 2025	Executive/Advisor allocation

[***]	25,000,000*	Sep 8, 2025	Advisor/Team

[***]	20,000,000*	Sep 8, 2025	Advisor/Team

[***]	20,000,000*	Sep 8, 2025	Advisor/Team

[***]	20,000,000*	Sep 8, 2025	Advisor/Team

[***]	5,000,000*	Sep 8, 2025	Advisor/Team

To Unicoin Inc and/or other third-party recipients designated by Unicoin Inc.	10,009,356,467*	Sep 8, 2025	Balance available for strategic allocation, reserves, or incentives

Tokens marked with an asterisk above represent tokens designated as part of the “Token Allocation” under Section 2.1 of this Transition Services Agreement. These tokens shall be distributed via direct airdrop by Unicoin International Inc. (UII) to digital wallet addresses designated by Unicoin Inc. These allocations are not part of any investment agreement and shall not be deemed securities, investment returns, or consideration. Such distributions are made in connection with the post-closing Transition Services Agreement and may serve purposes including goodwill recognition, service acknowledgment, or internal token allocation strategy. No recipient is entitled to receive tokens unless designated in writing by Unicoin Inc.

Sch. A-1